Exhibit 10.1

                          Cornell Capital Partners, LP
                          101 Hudson Street, Suite 3700
                          Jersey City, New Jersey 07302



                                  June 2, 2006


DCI USA, Inc.
231 Norman Avenue
Brooklyn, NY 11222
Attention:        Jonathan I Ofir


         Re: Agreement concerning the Secured Convertible Debentures and the SEDA issued pursuant to inter alia the Securities Purchase Agreement between Cornell Capital Partners, LP and DCI USA, Inc.

Dear Mr. Yerushalmi:

      This Letter Agreement ("Agreement") will confirm the understanding between DCI USA, Inc. (the "Company") and Cornell Capital Partners, LP (the "Cornell").

      The Company and Cornell entered into a Securities Purchase Agreement ("Securities Purchase Agreement") dated December 13, 2004 pursuant to which the Company issued and sold to Cornell a secured convertible debentures in the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) on December 13, 2004 and a second secured convertible debenture in the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) on February 23, 2005 (collectively, the "Debentures"). In connection with the Securities Purchase Agreement, the parties entered into an Investor Registration Rights Agreement ("Registration Rights Agreement") dated December 13, 2004, which, among other things, required the Company to file a registration statement with the Securities and Exchange Commission ("SEC") and obtain the effectiveness of such registration statement within a specified timeframe, and a Security Agreement (the "Security Agreement") dated December 13, 2004 pursuant to which the Company granted Cornell a security interest in the Pledged Property (as defined therein). Collectively, the Securities Purchase Agreement, the Debentures, the Registration Rights Agreement, and the Security Agreement, together with any other related or collateral documents or agreements, shall be referred to as the "Transaction Documents." All capitalized terms not defined herein shall have the meaning assigned to them in the Debentures or the Securities Purchase Agreement, as applicable.

      Due to third party reasons beyond the Company's control, the Company was not able to meet all the requirements of the Transaction Documents (as defined herein) and Cornell has agreed not to declare any default pursuant to the Transaction Documents (collectively, the "Existing Waivers").

Our Agreement is as follows:

1. The Company shall issue to Cornell stock certificates for one million five hundred thousand (1,500,000) shares of the Company's common stock ("Replacement Common Stock"). The Replacement Common Stock will replace the existing Series A Preferred Stock (the "Conversion Shares"), which Cornell shall surrender to the Company upon the issuance of the Replacement Common Stock, and are being acquired by Cornell for consideration consisting solely of Cornell's surrender of the Conversion Shares. Upon receipt of the Replacement Common Stock, Cornell will relinquish all rights relating to the Series A Preferred Stock of the Company including all accrued dividends thereon. In addition, the Company will grant to Cornell a Put option (the "Option") to sell the Replacement Common Stock to the Company at a price of seven and a half cents ($0.075) per share. The Option shall have duration of three (3) years from the date of issuance, and shall be exercisable only at the option of Cornell.

The shares shall have "piggy back" registrations rights.

2. The interest rate on the Debentures shall be retroactively adjusted to twelve percent (12%) per annum from the original issuance date of the Debentures ("the Adjusted Interest Rate").

3. The Company shall have an unqualified right to pay the amounts owed under the Debentures together with all interest accrued at the Adjusted Interest Rate anytime on or before November 1, 2006. Upon payment by the Company to Cornell of the full amounts owed under the Debentures together with the Adjusted Interest Rate, all obligations under the Transaction Documents shall be void, satisfied, and terminated.

4. The Company hereby acknowledges, confirms and agrees that Cornell has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Pledged Property (as defined in the Transaction Documents) heretofore granted pursuant to any and all security agreements or otherwise granted to or held by Cornell until such times as the amounts due in paragraph 3 are paid to Cornell by the Company in full.

5. In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to the terms and conditions set forth herein, for the period (the "Forbearance Period") commencing on the date hereof and continuing so long as the following conditions are met: (i) the Company strictly complies with the terms of this Agreement, and (ii) there is no occurrence or existence of any event of default under this Agreement, Cornell hereby (a) agrees not to make any conversions of the Debentures until November 2, 2006 and (b) agrees to forbear from exercising its rights and remedies under the Transaction Documents or applicable law, subject to the conditions, amendments and modifications contained herein until November 2, 2006.

6. Upon the termination or expiration of the Forbearance Period, the agreements of Cornell set forth in section 5 above shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Cornell to exercise such rights and remedies immediately, including, but not limited to, the acceleration of all of the Obligations without any further notice, passage of time or forbearance of any kind.

7. The Company hereto acknowledges, confirms and agrees that: (a) each of the Transaction Documents to which it is a party has been duly executed and delivered to Cornell by the Company, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company contained in such documents and in this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, and (c) Cornell is and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents and applicable law.


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

8. This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This letter shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter. The terms of this letter supersede the terms of any other verbal or written agreement existing prior to the date hereof. In the event of any litigation arising hereunder, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys' fees and court costs from the other party or parties, including the costs of bringing such litigation and collecting upon any judgments. This letter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, trustees, successors and assigns. Except for the amounts expressly set forth herein, none of the parties hereto shall be liable to any other party for any amounts whatsoever.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


      Please indicate your agreement to the foregoing by signing below where indicated.


                                        Sincerely,

                                        CORNELL CAPITAL PARTNERS, LP

                                        By:  Yorkville Advisors, LLC
                                        Its:  General Partner

                                        By: /s/ Mark Angelo
                                            ------------------------------------
                                        Name:  Mark Angelo
                                        Its:     President and Portfolio Manager

Acknowledged and Agreed
On June 2, 2006:

DCI USA, INC.


By: /s/ Jonathan Ilan Ofir
Name:    Jonathan Ilan Ofir
Title:   C.E.O.





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